Exhibit 3.2

Exhibit B

FORM No. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES
Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

Himalaya Shipping Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Deanna Didyk 19 Par-la-Ville Road 1st Floor Hamilton HM 11, Bermuda	No	Canadian	1 Common Share

Barbara Patterson	No	Canadian	1 Common Share

19 Par-la-Ville Road

1st Floor

Hamilton HM 11, Bermuda

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

Not Applicable

5.	The authorised share capital of the Company is US$10,000.00 divided into 10,000 shares of US$1.00 each.

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The following are provisions regarding the powers of the Company.

The Company has the capacity, rights, powers and privileges of a natural person

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

/s/ Deanna Didyk	/s/ Mairi Redmond
Deanna Didyk

/s/ Barbara Patterson	/s/ Mairi Redmond
Barbara Patterson

(Subscribers)	(Witnesses)

Subscribed this 17 day of March, 2021